Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-250153-01

Pricing Supplement

Dated January 25, 2021

United Airlines, Inc.
$600,000,000
2020-1 Pass Through Trust
Class B Pass Through Certificates, Series 2020-1

Pricing Supplement dated January 25, 2021 to the preliminary prospectus supplement dated January 25, 2021 relating to the Class B Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class B Pass Through Certificates, Series 2020-1 (“Class B Certificates”)

Amount:	$600,000,000

CUSIP:	90932V AA3

ISIN:	US90932VAA35

Coupon:	4.875%

Make-Whole Spread over Treasuries:	T+50

Maximum Commitment Amount Under Liquidity Facilities as of Class B Issuance Date:

Class A	$257,983,734.38

Class B	$42,580,687.50

Price to Public:	100%

Underwriters:

Goldman Sachs & Co. LLC	$102,000,000

Citigroup Global Markets Inc.	$84,000,000

Credit Suisse Securities (USA) LLC	$84,000,000

BofA Securities, Inc.	$42,000,000

Barclays Capital Inc.	$42,000,000

Deutsche Bank Securities Inc.	$42,000,000

J.P. Morgan Securities LLC	$42,000,000

Morgan Stanley & Co. LLC	$42,000,000

BBVA Securities Inc.	$24,000,000

BNP Paribas Securities Corp.	$24,000,000

Credit Agricole Securities (USA) Inc.	$24,000,000

Standard Chartered Bank	$24,000,000

Wells Fargo Securities, LLC	$24,000,000

Concession to Selling Group Members:	0.50%

Discount to Broker/Dealers:	0.25%

Underwriting Commission:	$6,000,000

Settlement:	February 1, 2021 (T+5) closing date, the fifth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Credit Suisse toll-free at 1-800-221-1037 or Citigroup toll free at 1-877-858-5407.